Exhibit 99.1

FOR IMMEDIATE RELEASE

A. Schulman Reports Fiscal 2017 First Quarter Results

•	On a GAAP basis, Company reported earnings per diluted share of $0.04 compared with $0.18 in the prior year period

•	Adjusted earnings per diluted share were $0.49 compared with $0.50 in the prior year period

•	Continued reduction of debt; year-end net leverage target of 3.5x to 3.8x remains unchanged

•	Company reiterates fiscal 2017 adjusted earnings guidance of $2.08 to $2.18 per diluted share

AKRON, Ohio - January 9, 2017 - A. Schulman, Inc. (Nasdaq: SHLM) today announced earnings for the fiscal 2017 first quarter for the period ended November 30, 2016. On a GAAP basis, the Company reported earnings per diluted share of $0.04 compared with $0.18 in the prior period. Adjusted earnings per diluted share were $0.49 compared with $0.50 in the prior year period.
Consolidated net sales for the fiscal first quarter were $600 million compared with $649.2 million for the prior year quarter. Excluding the negative impact of foreign currency translation of $9.3 million, net sales fell 6.2% when compared with the prior year quarter.
GAAP gross margin in the fiscal 2017 first quarter increased to 16.8% compared with 16.2% in the prior year period. Segment gross margin in the fiscal 2017 first quarter was improved slightly when compared with the prior year period at 16.9%.
Operating income margin was 3.2% compared with 4% in the prior year period. Adjusted operating income margin was 5.8% consistent with the prior year period.
On a GAAP basis, the Company reported fiscal first quarter net income of $1.1 million, compared with $5.2 million in the first quarter of fiscal 2016. On an adjusted basis, excluding certain items as noted in the reconciliation of GAAP and Non-GAAP financial measures, the Company generated net income of $14.4 million compared with $14.9 million in the prior-year period. Fiscal first quarter adjusted EBITDA was $54.6 million, compared with $58.4 million in the prior year period.
“Clearly, a lot of hard work remains to be done as we restore the Company’s operational and financial performance worldwide. While we were able to grow sales and gross margins in Asia-Pacific and in our Engineered Composites segment, we experienced continued weakness in the United States and Europe. Our recently implemented global actions to strengthen our sales organization and optimize our footprint are designed to address this weakness,” said Joseph M. Gingo, chairman, president and chief executive officer. “As we move forward in fiscal 2017, we must continue to execute as we reset the business and rejuvenate our growth plan.”
John W. Richardson, chief financial officer, stated, “We are well into the completion of our simplification efforts which facilitated the consolidation of our product families allowing for the reduction of layers of middle management. We believe this will generate our previously stated savings of approximately $5 million to $6 million in fiscal 2017 and 2018. In the meantime, we continue to keep an eye on cost controls as evidenced by an improvement in SG&A.”
Balance Sheet/Cash Flow
Cash provided from operations during the fiscal first quarter was $26.3 million, compared with $40 million in the prior period. Working capital days were lower at 53 days on a trailing 12-month basis, an improvement from 54 days in the prior year.
The cash flow was used to reduce net debt, which represents total debt less cash and cash equivalents and restricted cash, by $7 million in the fiscal first quarter, to $894 million, for a net leverage ratio of 3.97x. Additionally, the Company prepaid $56 million in term debt, plus another $3.4 million of normal required payments during the quarter. The pre-payments were facilitated by the Company borrowing on its revolving credit facility in Europe and transferring approximately $40 million in a tax efficient manner to the U.S. Since the purchase of Citadel in mid-2015, the Company has paid down approximately $180 million of total debt.
Business Outlook
The Company is maintaining its previously stated fiscal 2017 targets of $2.5 billion to $2.6 billion in sales, adjusted EBITDA of $225 million to $230 million, adjusted earnings per diluted share in the range of $2.08 to $2.18, and a return on invested capital of 11 percent to 12.5 percent. Refer to the reconciliation of GAAP and Non-GAAP financial measures for the types of items excluded from the Company’s business outlook.
Gingo stated, “As we look forward to the remainder of the year, we expect continued challenges to our top-line growth. Further, if the dollar remains strong against world currencies, we will see additional pressure. However, I believe the near-term benefits of our simplified business structure - coupled with our enhanced global sales process and renewed product development initiative - creates an environment for us to withstand current headwinds and deliver solid results on a full-year basis.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2017 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on January 10, 2017, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.
Investor Presentation Materials
Senior executives may participate in meetings with analysts and investors throughout the fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.
About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers’ demanding requirements. The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 4,800 people and has 54 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2016. Additional information about A. Schulman can be found at www.aschulman.com.
Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA, as discussed further in the Reconciliation of GAAP and Non-GAAP Financial Measures below. These non-GAAP financial measures are considered relevant to aid analysis and understanding of the Company’s results and business trends.
The Company uses segment gross profit, SG&A expenses excluding certain items, segment operating income, operating income before certain items, net income excluding certain items, net income per diluted share excluding certain items and adjusted EBITDA to assess performance and allocate resources because the Company believes that these measures are useful to investors and management in understanding current profitability levels that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, operating income before certain items, segment operating income before certain items and net income excluding certain items are important to management as all are a component of the Company’s annual and long-term employee incentive plans. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are gross profit, SG&A expenses, operating income, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

# # #
SHLM_ALL

Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended November 30,
	2016	2015
	(In thousands, except per share data)
Net sales	$600,000	$649,219
Cost of sales	498,985	544,290
Selling, general and administrative expenses	72,374	77,237
Restructuring expense	9,544	1,546
Operating income (loss)	19,097	26,146
Interest expense	13,164	13,618
Foreign currency transaction (gains) losses	562	729
Other (income) expense, net	(1,132)	51
Income (loss) before taxes	6,503	11,748
Provision (benefit) for U.S. and foreign income taxes	3,319	4,251
Net income (loss)	3,184	7,497
Noncontrolling interests	(241)	(404)
Net income (loss) attributable to A. Schulman, Inc.	2,943	7,093
Convertible special stock dividends	1,875	1,875
Net income (loss) available to A. Schulman, Inc. common stockholders	$1,068	$5,218

Weighted-average number of shares outstanding:
Basic	29,363	29,223
Diluted	29,477	29,462

Net income (loss) per common share available to A. Schulman, Inc. common stockholders
Basic	$0.04	$0.18
Diluted	$0.04	$0.18

Cash dividends per common share	$0.205	$0.205
Cash dividends per share of convertible special stock	$15.00	$15.00

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 30, 2016	August 31, 2016
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$39,285	$35,260
Restricted cash	8,256	8,143
Accounts receivable, less allowance for doubtful accounts of $11,106 at November 30, 2016 and $11,341 at August 31, 2016	376,138	376,786
Inventories	275,663	263,617
Prepaid expenses and other current assets	44,516	40,263
Total current assets	743,858	724,069
Property, plant and equipment, at cost:
Land and improvements	32,423	32,957
Buildings and leasehold improvements	179,274	184,291
Machinery and equipment	435,993	447,932
Furniture and fixtures	33,615	34,457
Construction in progress	23,095	20,431
Gross property, plant and equipment	704,400	720,068
Accumulated depreciation	401,151	405,246
Net property, plant and equipment	303,249	314,822
Deferred charges and other noncurrent assets	84,995	88,161
Goodwill	256,878	257,773
Intangible assets, net	352,046	362,614
Total assets	$1,741,026	$1,747,439
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$281,056	$280,060
U.S. and foreign income taxes payable	6,707	8,985
Accrued payroll, taxes and related benefits	52,517	47,569
Other accrued liabilities	87,113	67,704
Short-term debt	37,659	25,447
Total current liabilities	465,052	429,765
Long-term debt	904,352	919,349
Pension plans	139,108	145,108
Deferred income taxes	57,636	59,013
Other long-term liabilities	24,599	25,844
Total liabilities	1,590,747	1,579,079
Commitments and contingencies
Stockholders’ equity:
Convertible special stock, no par value	120,289	120,289
Common stock, $1 par value, authorized - 75,000 shares, issued - 48,526 shares at November 30, 2016 and 48,510 shares at August 31, 2016	48,526	48,510
Additional paid-in capital	276,456	275,115
Accumulated other comprehensive income (loss)	(135,373)	(120,721)
Retained earnings	214,047	219,039
Treasury stock, at cost, 19,067 shares at November 30, 2016 and 19,069 shares at August 31, 2016	(382,928)	(382,963)
Total A. Schulman, Inc.’s stockholders’ equity	141,017	159,269
Noncontrolling interests	9,262	9,091
Total equity	150,279	168,360
Total liabilities and equity	$1,741,026	$1,747,439

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended November 30,
	2016	2015
	(In thousands)
Operating activities:
Net income	$3,184	$7,497
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	11,172	12,013
Amortization	8,817	10,039
Deferred tax provision (benefit)	(2,429)	1,306
Pension, postretirement benefits and other compensation	1,893	1,217
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(12,947)	7,345
Inventories	(21,639)	(8,671)
Accounts payable	16,404	377
Income taxes	(2,723)	1,432
Accrued payroll and other accrued liabilities	27,623	18,614
Other assets and long-term liabilities	(3,046)	(11,144)
Net cash provided from (used in) operating activities	26,309	40,025
Investing activities
Expenditures for property, plant and equipment	(12,972)	(7,402)
Proceeds from the sale of assets	375	361
Other investing activities	12	—
Net cash provided from (used in) investing activities	(12,585)	(7,041)
Financing activities:
Cash dividends paid to special stockholders	(1,875)	(1,875)
Cash dividends paid to common stockholders	(6,060)	(6,024)
Increase (decrease) in short-term debt	14,546	1,926
Borrowings on long-term debt	133,985	—
Repayments on long-term debt including current portion	(149,301)	(24,946)
Issuances of stock, common and treasury	51	90
Redemptions of common stock	(229)	—
Net cash provided from (used in) financing activities	(8,883)	(30,829)
Effect of exchange rate changes on cash	(816)	(3,465)
Net increase (decrease) in cash and cash equivalents	4,025	(1,310)
Cash and cash equivalents at beginning of period	35,260	96,872
Cash and cash equivalents at end of period	$39,285	$95,562

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited

Three months ended November 30, 2016	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,477	(In thousands, except for %'s and per share data)
As reported	$498,985	16.8%	$72,374	$9,544	$19,097	$12,594	$3,319	$1,068	$0.04
Certain items:
Asset impairment (8)	—		(678)	—	678	—	183	495	0.02
Accelerated depreciation (1)	(355)		(1)	—	356	—	96	260	0.01
Costs related to acquisitions and integrations (2)	(57)		(548)	—	605	—	163	442	0.01
Restructuring and related costs (3)	(173)		(3,556)	(9,544)	13,273	—	3,584	9,689	0.33
Lucent costs (4)	(85)		(724)	—	809	—	218	591	0.02
CEO transition costs (5)	—		(189)	—	189	—	51	138	—
Accelerated amortization of debt issuance costs (6)	—		—	—	—	(205)	55	150	0.01
Tax (benefits) charges (7)	—		—	—	—	—	(1,562)	1,562	0.05
Total certain items	(670)	0.1%	(5,696)	(9,544)	15,910	(205)	2,788	13,327	0.45
As Adjusted	$498,315	16.9%	$66,678	$—	$35,007	$12,389	$6,107	$14,395	$0.49

Percentage of Revenue			11.1%		5.8%			2.4%

Effective Tax Rate							27.0%

Three months ended November 30, 2015	Cost of Sales	Gross Margin	SG&A	Restructuring Expense	Operating Income	Non Operating (Income) Expense	Income Tax Expense (Benefit)	Net Income Available to ASI Common Stockholders	Diluted EPS
29,462	(In thousands, except for %'s and per share data)
As reported	$544,290	16.2%	$77,237	$1,546	$26,146	$14,398	$4,251	$5,218	$0.18
Certain items:
Accelerated depreciation (1)	(1,447)		(6)	—	1,453	—	406	1,047	0.03
Costs related to acquisitions and integrations (2)	(129)		(1,737)	—	1,866	—	522	1,344	0.05
Restructuring and related costs (3)	(430)		(2,694)	(1,546)	4,670	(277)	1,391	3,556	0.12
Lucent costs (4)	(1,830)		(1,876)	—	3,706	—	1,037	2,669	0.09
Accelerated amortization of debt issuance costs (6)	—		—	—	—	(110)	31	79	—
Tax (benefits) charges (7)	—		—	—	—	—	(965)	965	0.03
Total certain items	(3,836)	0.6%	(6,313)	(1,546)	11,695	(387)	2,422	9,660	0.32
As Adjusted	$540,454	16.8%	$70,924	$—	$37,841	$14,011	$6,673	$14,878	$0.50

Percentage of Revenue			10.9%		5.8%		—	2.3%

Effective Tax Rate							28.0%

1 - Accelerated depreciation is related to restructuring plans in the Company's USCAN and EMEA segments.
2 - Costs related to acquisitions and integrations primarily include third party professional, legal, IT and other expenses associated with successful and unsuccessful full or partial acquisition and divestiture/dissolution transactions, as well as certain employee-related expenses such as travel, one-time bonuses and post-acquisition severance separate from a formal restructuring plan.
3 - Restructuring and related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses, other employee termination costs and charges related to the reorganization of the legal entity structure. Refer to Note 12 in the Company's Quarterly Report on Form 10-Q for the three months ended November 30, 2016 for further discussion.
4 - Lucent costs primarily represent legal and investigation costs related to resolving the Lucent matter, product manufacturing costs for reworking existing Lucent inventory, obsolete Lucent inventory reserve costs, and dedicated internal personnel costs that would have otherwise been focused on normal operations.
5 - CEO transition costs represent charges for deferred compensation granted to Bernard Rzepka.
6 - Write off of debt issuance costs are related to prepayments of $56.0 million of Term Loan B. Refer to Note 3 in the Company's Quarterly Report on Form 10-Q for further discussion.
7 - Tax (benefits) charges represent the Company's quarterly non-GAAP tax based on the overall estimated annual non-GAAP effective tax rates.
8 - Asset impairment relates to the discontinuation of information technology assets in the USCAN segment.

A. SCHULMAN, INC.
ADJUSTED EBITDA RECONCILIATION
(Unaudited)

	Three months ended November 30,
	2016	2015
	(In thousands)

Net income available to A. Schulman, Inc. common stockholders	$1,068	$5,218
Interest expense	13,164	13,618
Provision for U.S. and foreign income taxes	3,319	4,251
Depreciation and amortization	19,989	22,052
Noncontrolling interests	241	404
Convertible special stock dividends	1,875	1,875
Other (1)	(570)	780
EBITDA, as calculated	$39,086	$48,198
Non-GAAP Adjustments (2)	15,554	10,236
EBITDA, as adjusted	$54,640	$58,434

(1) - Other includes Foreign currency transaction (gains) losses and Other (income) expense, net.

(2) - For details on Non-GAAP adjustments, refer to "Reconciliation of GAAP and Non-GAAP Financial Measures", items (2) - (8). Amounts are included in Operating Income. Accelerated depreciation on the "Reconciliation of GAAP and Non-GAAP Financial Measures" has been excluded as it is already included in Depreciation and amortization above.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION
(Unaudited)

	Net Sales
	Three months ended November 30,
EMEA	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	158,035	174,129	(16,094)	(9.2)%
Performance Materials	138,037	153,967	(15,930)	(10.3)%
Total EMEA	$296,072	$328,096	$(32,024)	(9.8)%

	Net Sales
	Three months ended November 30,
USCAN	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	62,926	64,152	(1,226)	(1.9)%
Performance Materials	93,492	114,130	(20,638)	(18.1)%
Total USCAN	$156,418	$178,282	$(21,864)	(12.3)%

	Net Sales
	Three months ended November 30,
LATAM	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	29,969	34,013	(4,044)	(11.9)%
Performance Materials	12,247	11,190	1,057	9.4%
Total LATAM	$42,216	$45,203	$(2,987)	(6.6)%

	Net Sales
	Three months ended November 30,
APAC	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
Custom Concentrates and Services	24,991	23,543	1,448	6.2%
Performance Materials	25,746	22,149	3,597	16.2%
Total APAC	$50,737	$45,692	$5,045	11.0%

	Net Sales
	Three months ended November 30,
Consolidated	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
Engineered Composites	$54,557	$51,946	$2,611	5.0%
Custom Concentrates and Services	275,921	295,837	(19,916)	(6.7)%
Performance Materials	269,522	301,436	(31,914)	(10.6)%
Total Consolidated	$600,000	$649,219	$(49,219)	(7.6)%

	Segment Gross Profit
	Three months ended November 30,
	2016	2015	$ Change	% Change
	(In thousands, except for %'s)
EMEA	$44,658	$47,684	$(3,026)	(6.3)%
USCAN	24,516	30,294	$(5,778)	(19.1)%
LATAM	9,417	9,705	$(288)	(3.0)%
APAC	9,126	7,874	$1,252	15.9%
EC	13,968	13,208	$760	5.8%
Total segment gross profit	$101,685	$108,765	$(7,080)	(6.5)%
Accelerated depreciation and restructuring related costs	(528)	(1,877)	$1,349	(71.9)%
Costs related to acquisitions and integrations	(57)	(129)	$72	(55.8)%
Lucent costs (1)	(85)	(1,830)	$1,745	(95.4)%
Total gross profit	$101,015	$104,929	$(3,914)	(3.7)%
 (1)Refer to Note 13 in the Company’s Quarterly Report on Form 10-Q for the three months ended November 30, 2016 for additional discussion on this matter. Lucent costs in cost of sales in the three months ended November 30, 2016 and 2015 include additional product and manufacturing operational costs for reworking inventory. In the three months ended November 30, 2016 and 2015, additional Lucent costs in selling, general and administrative expenses include legal and investigative costs. In the three months ended November 30, 2015, Lucent costs in SG&A also include dedicated internal personnel costs that would have otherwise been focused on normal operations.
.